UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 2)1
Avago Technologies Limited
(Name of Issuer)
Ordinary Shares, no par value
(Title of Class of Securities)

Y0486S 104
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	2	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Fund (Overseas), Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	3	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Millennium (Overseas), Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	4	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	5	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR European Fund, Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	6	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Europe, Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	7	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Europe Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	8	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR European Fund II, Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	9	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Europe II, Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	10	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Europe II Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	11	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Avago Investment Partners, Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	12	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Avago Investment G.P., Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	13	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	14	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	15	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	16	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	17	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	18	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR & Co. L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	19	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*   Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	20	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Partners (International), Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

PN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	21	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR 1996 Overseas, Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	22	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR SP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

OO
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	23	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

IN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

CUSIP No.	Y0486S 104	SCHEDULE 13G	Page	24	of	37

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		95,135,969 shares*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

95,135,969 shares*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,135,969 shares*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%*

12	TYPE OF REPORTING PERSON

IN
*  Represents the aggregate number of ordinary shares of Avago Technologies Limited held by Bali Investments S.àr.l. as of December 31, 2010 and percentage ownership based on ordinary shares outstanding as of December 10, 2010. See Item 4 of this Statement on Schedule 13G.

Item 1
Item 2
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a
Item 4. Ownership
Item 5. Ownership of Five Percent or Less of a Class
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Item 8. Identification and Classification of Members of the Group
Item 9. Notice of Dissolution of Group
Item 10. Certification
SIGNATURES
EXHIBIT INDEX

     Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit 1 to Amendment No. 1 to the Statement on Schedule 13G filed with the Securities and Exchange Commission on August 20, 2010, each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), has agreed to file one statement with respect to their ownership of ordinary shares, no par value, of Avago Technologies Limited.
Item 1.
(a)	Name of Issuer:

Avago Technologies Limited

(b)	Address of Issuer’s Principal Executive Offices:

1 Yishun Avenue 7 Singapore 768923
Item 2.
(a)	Name of Persons Filing:

KKR Millennium Fund (Overseas), Limited Partnership
KKR Associates Millennium (Overseas), Limited Partnership
KKR Millennium Limited
KKR European Fund, Limited Partnership
KKR Associates Europe, Limited Partnership
KKR Europe Limited
KKR European Fund II, Limited Partnership
KKR Associates Europe II, Limited Partnership
KKR Europe II Limited
KKR Millennium GP LLC
KKR Fund Holdings L.P.
KKR Fund Holdings GP Limited
KKR Group Holdings L.P.
KKR Group Limited
KKR & Co. L.P.
KKR Management LLC
KKR Partners (International), Limited Partnership
KKR 1996 Overseas, Limited
KKR SP Limited
Henry R. Kravis
George R. Roberts

Avago Investment Partners, Limited Partnership Avago Investment G.P., Limited

(b)	Address of Principal Business Office:

The principal business office for all persons filing except George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Ordinary shares, no par value per share

(e)	CUSIP Number:

Y0486S 104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
     (a) Amount Beneficially Owned:
     As of December 31, 2010, Bali Investments S.àr.l. (“Bali”) held 95,135,969 ordinary shares of Avago Technologies Limited (“Avago”). On January 21, 2011, Bali participated in a secondary offering of Avago’s ordinary shares, in which Bali sold 20,457,108 ordinary shares of Avago. As of February 9, 2011, Bali held 74,678,861 ordinary shares of Avago.
     Bali, certain funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), certain funds affiliated with Silver Lake Partners (“Silver Lake”), Seletar Investments Pte Ltd and Geyser Investment Pte Ltd are parties to a shareholders agreement with respect to the ordinary shares of Avago, and solely as a result of which each such person is a member of a group with respect to the ordinary shares of Avago directly or indirectly owned by such persons.
     The shareholders of Bali include funds affiliated with KKR and funds affiliated with Silver Lake. Each such person is a member of a group with respect to the ordinary shares of Avago held by Bali. Each such person, other than Bali, disclaims beneficial ownership of these securities.
     As of December 31, 2010, KKR Millennium Fund (Overseas), Limited Partnership (“Millennium Fund”), as a shareholder of Bali, may be deemed to have indirectly owned 9,797,369 ordinary shares of Avago. As of February 9, 2011, Millennium Fund, as a shareholder of Bali, may be deemed to indirectly own 7,690,639 ordinary shares of Avago. As the sole general partner of Millennium Fund, KKR Associates Millennium (Overseas), Limited Partnership may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by Millennium Fund. As the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership, KKR Millennium Limited may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by Millennium Fund. KKR Associates Millennium (Overseas), Limited Partnership and KKR Millennium Limited disclaim beneficial ownership of such securities.
     As of December 31, 2010, KKR European Fund, Limited Partnership (“European Fund”), as a shareholder of Bali, may be deemed to have indirectly owned 19,507,875 ordinary shares of Avago. As of February 9, 2011, European Fund, as a shareholder of Bali, may be deemed to indirectly own 15,313,092 ordinary shares of Avago. As the sole general partner of European Fund, KKR Associates Europe, Limited Partnership may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by European Fund. As the sole general partner of KKR Associates Europe, Limited Partnership, KKR Europe Limited may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by European Fund. KKR Associates Europe, Limited Partnership and KKR Europe Limited disclaim beneficial ownership of such securities.
     As of December 31, 2010, KKR European Fund II, Limited Partnership (“European Fund II”), as a shareholder of Bali, may be deemed to have indirectly owned 13,084,248 ordinary shares of Avago. As of February 9, 2011, European Fund II, as a shareholder of Bali, may be deemed to indirectly own 10,270,739 ordinary shares of Avago. As the sole general partner of European Fund II, KKR Associates Europe II, Limited Partnership may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by European Fund II. As the sole general partner of KKR Associates Europe II, Limited Partnership, KKR Europe II Limited may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by European Fund II. KKR Associates Europe II, Limited Partnership and KKR Europe II Limited disclaim beneficial ownership of such securities.
     As of December 31, 2010, Avago Investment Partners, Limited Partnership (“AIP”), as a shareholder of Bali, may be deemed to have indirectly owned 6,679,510 ordinary shares of Avago. As of February 9, 2011, AIP, as a shareholder of Bali, may be deemed to indirectly own 5,243,214 ordinary shares of Avago. As the sole general partner of AIP, Avago Investment G.P., Limited may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by AIP. As a member of Avago Investment G.P., Limited, KKR Millennium GP LLC may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by AIP. Avago Investment G.P., Limited and KKR Millennium GP LLC disclaim beneficial ownership of such securities.
     Each of KKR SP Limited (“KKR SP”) (as a voting partner to each of KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe, Limited Partnership and KKR Associates Europe II, Limited Partnership); KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the sole shareholder of KKR Millennium Limited, KKR Europe Limited and KKR Europe II Limited and the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II. KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.
     As of December 31, 2010, KKR Partners (International), Limited Partnership (“Partners International”), as a shareholder of Bali, may be deemed to have indirectly owned 1,732,212 ordinary shares of Avago. As of February 9, 2011, Partners International, as a shareholder of Bali, may be deemed to indirectly own 1,359,734 ordinary shares of Avago. As the sole general partner of Partners International, KKR 1996 Overseas, Limited may be deemed to share voting and dispositive power with respect to the ordinary shares of Avago indirectly owned by Partners International. KKR 1996 Overseas, Limited disclaims beneficial ownership of such securities.
     As the designated members of KKR Management LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II but disclaim beneficial ownership of such securities. As directors of KKR 1996 Overseas, Limited, Messrs. Kravis, Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Joseph Y. Bae, Brian F. Carroll, Scott C. Nuttal and William J. Janetschek may be deemed to be the beneficial owner of the securities held by Partners International but disclaim beneficial ownership of such securities. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings.
     (b) Percent of Class:

     See Item 11 of each cover page. The percentages of beneficial ownership are based on 241,589,163 ordinary shares outstanding as of December 10, 2010.
     As of February 9, 2011, the percentages of beneficial ownership of ordinary shares of Avago of the Reporting Persons was 30.7% (based on 243,261,278 shares outstanding as of January 21, 2011).
     (c) Number of shares as to which such person has:
     (i) Sole power to vote or direct the vote:
     See Item 5 of each cover page.
     (ii) Shared power to vote or direct the vote:
     See Item 6 of each cover page.
     (iii) Sole power to dispose or direct the disposition of:
     See Item 7 of each cover page.
     (iv) Shared power to dispose or direct the disposition of:
     See Item 8 of each cover page.
     As of February 9, 2011, Bali had the sole power to vote and dispose of 74,678,861 ordinary shares.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
               See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of common stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
See Attachment A.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.
Not Applicable.

SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2011	KKR Millennium Fund (Overseas), Limited Partnership

By: KKR Associates Millennium (Overseas), Limited Partnership,
Its: General Partner

By: KKR Millennium Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Associates Millennium (Overseas), Limited Partnership

By: KKR Millennium Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Millennium Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR European Fund, Limited Partnership

By: KKR Associates Europe, Limited Partnership,
Its: General Partner

By: KKR Europe Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Associates Europe, Limited Partnership

By: KKR Europe Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Europe Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR European Fund II, Limited Partnership

By: KKR Associates Europe II, Limited Partnership,
Its: General Partner

By: KKR Europe II Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Associates Europe II, Limited Partnership

By: KKR Europe II Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Europe II Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	Avago Investment Partners, Limited Partnership

By: Avago Investment G.P., Limited,
Its: General Partner

By: KKR Millennium GP LLC
Its: Member

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

Dated: February 9, 2011	Avago Investment G.P., Limited

By: KKR Millennium GP LLC
Its: Member

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

Dated: February 9, 2011	KKR Millennium GP LLC

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

Dated: February 9, 2011	KKR Fund Holdings L.P.

By: KKR Fund Holdings GP Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Fund Holdings GP Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Group Holdings L.P.

By: KKR Group Limited,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR Group Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR & Co. L.P.

By: KKR Management LLC,
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

Dated: February 9, 2011	KKR Management LLC

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

Dated: February 9, 2011	KKR Partners (International), Limited Partnership

By: KKR 1996 Overseas, Limited
Its: General Partner

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR 1996 Overseas, Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 9, 2011	KKR SP Limited

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-fact for Johannes P. Huth, Director

Dated: February 9, 2011	Henry R. Kravis

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-Fact

Dated: February 9, 2011	George R. Roberts

/s/ Richard J. Kreider Name: Richard J. Kreider
Title: Attorney-in-Fact

ATTACHMENT A
     Bali Investments S.àr.l. (“Bali”), certain funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), certain funds affiliated with Silver Lake Partners (“Silver Lake”), Seletar Investments Pte Ltd and Geyser Investment Pte Ltd are parties to a shareholders agreement with respect to the ordinary shares of Avago Technologies Limited (“Avago”), and solely as a result of which each such person is a member of a group with respect to the ordinary shares of Avago directly or indirectly owned by such persons.
     The shareholders of Bali include funds affiliated with KKR and funds affiliated with Silver Lake. Each such person is a member of a group with respect to the ordinary shares of Avago held by Bali. Each such person, other than Bali, disclaims beneficial ownership of the shares reported on this Schedule 13G.
     The following persons affiliated with KKR may be deemed to be members of such group: KKR Millennium Fund (Overseas), Limited Partnership; KKR Associates Millennium (Overseas), Limited Partnership; KKR Millennium Limited; KKR European Fund, Limited Partnership; KKR Associates Europe, Limited Partnership; KKR Europe Limited; KKR European Fund II, Limited Partnership; KKR Associates Europe II, Limited Partnership; KKR Europe II Limited; KKR Millennium GP LLC; KKR SP Limited; KKR Fund Holdings L.P.; KKR Fund Holdings GP Limited; KKR Group Holdings L.P.; KKR Group Limited; KKR & Co. L.P.; KKR Management LLC; KKR Partners (International), Limited Partnership; KKR 1996 Overseas, Limited; Henry R. Kravis and George R. Roberts. Please also refer to Item 4 of this Schedule 13G.
     The following persons affiliated with Silver Lake may be deemed to be members of such group, based solely on information received from such persons: Silver Lake Partners II Cayman, L.P., Silver Lake Technology Associates II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., and Silver Lake (Offshore) AIV GP II, Ltd.
     The following persons affiliated with both KKR and Silver Lake may be deemed to be members of such group: Avago Investment Partners, Limited Partnership; and Avago Investment G.P., Limited. Please also refer to Item 4 of this Schedule 13G.
     Each such person is responsible for complying with its Schedule 13G reporting obligations with respect to Avago.

EXHIBIT INDEX

Exhibit 1 -	Joint Filing Agreement (incorporated by reference to Exhibit 1 to the Statement on Schedule 13G filed August 20, 2010)